Exhibit 99.1

PENTON MEDIA CHAIRMAN AND CEO THOMAS KEMP

TO LEAVE COMPANY

CLEVELAND, OH – March 24, 2004 – Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, announced today that Chairman and Chief Executive Officer Thomas L. Kemp will leave the Company later this year.

To serve the Company’s best interest and ensure an orderly transition, Kemp will remain as CEO until his replacement has been named. A national search, led by a committee of independent directors, will begin immediately.

“Penton’s business conditions have improved, and the Company has achieved a level of stability that we have not experienced during the past few years,” Kemp said. “Consequently, the Board of Directors and I have agreed that the time is right for a transition to new leadership.”

King Harris, vice chairman of Penton’s Board, said, “The Board would like to thank Tom for his leadership of Penton over the last eight years. We wish him well in his pursuit of new career opportunities.”

Kemp, 52, joined Penton as its CEO in 1996, and was named chairman of the board in 2001. Earlier, he spent 22 years at Miller Freeman, Inc. He was president and chief operating officer of the San Francisco-based business media company when he left to join Penton.

ABOUT PENTON MEDIA

Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking in nature and that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton’s business, there can be no assurance that the Company’s financial goals will be realized. In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.

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